Exhibit 10.1

Extension of Loan Agreement

Lender: Merit Crown Limited (a company registered in Hong Kong, company No.: 2174556).

Borrower: Hongkong Takung Assets and Equity of Artworks Exchange Co., Ltd. (a company registered in Hong Kong, company No.: 1801348).

WHEREAS:

1. The Lender and the Borrower entered into an Extension of Loan Agreement dated January 4, 2017 by which they agreed (among others) to extend the loan periods of the two loans of US$1,500,000 and US$1,999,500 respectively to March 31, 2017;

2. The Borrower requested the Lender to further extend the loan period of the above Extension of Loan Agreement to December 31, 2017.

After full negotiations, and in accordance with Article 2 of the above Extension of Loan Agreement in relation to extension of loan period, the parties have agreed as below:

Article 1. The loan periods for the US$1,500,000 and US$1,999,500 (totally US$3,499,500) borrowed by the Borrower from the Lender under the above Extension of Loan Agreement respectively shall be extended to December 31, 2017 (hereinafter the “New Loan Period”).

Article 2. The Borrower shall pay a total amount of US$213,080.67 (being the interest of the above two loan amounts calculated based on annual interest rate of 8% and 360 days a year for the period from April 1, 2017 to December 31, 2017) in lump sum to the Lender by April 10, 2017. Upon expiry of the New Loan Period, the Borrower shall repay the principal amount of US$3,499,500 in lump sum to the Lender. The parties can agree in advance to shorten or extend the New Loan Period.

Article 3. This Agreement has two original copies, each of the Lender and the Borrower will keep one original copy, which shall have equal legal effect.

Article 4. This Agreement shall take effect from April 4, 2017. The above-mentioned Extension of Loan Agreement shall cease to be effective automatically from the effective date of this Agreement.

Lender: Date: April 4, 2017	Borrower: Date: April 4, 2017